Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 35 to the registration statement on Form N-1A ("Registration Statement") of our report dated February 23, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of Scudder Short Term Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Administrative Fee" and "Independent Accountants and Reports to Shareholders" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 26, 2001